CONSULTING AGREEMENT

     THIS AGREEMENT made as of the 19th Day of February, 2004.

B E T W E E N :

Bontan Mineral Resources inc. (The "NewCo")

OF THE FIRST PART
- and -

Francis J.L. Guardia (The "Consultant")

OF THE SECOND PART

     WHEREAS the consultant is an experienced exploration geologist and has information and contacts in exploring diamond producing opportunities in Brazil.

     WHEREAS the parties have agreed that the Consultant shall be engaged by NewCo upon and subject to the terms and conditions herein.

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants herein contained, the parties hereto respectively covenant and agree as follows:

I.   THE CONSULTING TERMS

     NewCo hereby retains the services of the Consultant to manage a joint venture on diamond production in Brazil and to identify and explore new opportunities to commercially produce and sell diamonds in Brazil according to the details outlined in the Memorandum of Understanding dated February 17, 2004 and exhibits thereto, upon the following terms and conditions which the Consultant hereby accepts.

II.   TERM

     The term of this agreement shall start from the date of this agreement and run for five years and renewed automatically for similar duration, unless terminated earlier as per Article V of the Agreement.

III.   DUTIES

1.	Reporting responsibilities

The Consultant shall report directly to the Chief Executive Officer and the Chief Financial Officer (CFO) of the NewCo.

2.	Disclosure

The Consultant shall not, either during the continuance of the Consultant's contract or at any time thereafter, disclose the private affairs or secrets of NewCo to any person other than properly and duly designated officers of NewCo and shall not use for the Consultant's own purposes or for any purpose other than that of NewCo, any information he may acquire in relation to the business and affairs of NewCo. This obligation shall survive the expiry or termination of this agreement

3.	Non-competition

The Consultant agrees that during the terms of the Consultant's agreement with NewCo and for a period of two years after the date of the termination thereof, the Consultant will not directly or indirectly, whether as a shareholder, advisor, employee, consultant or otherwise participate with or be interested in any business within North America and Brazil which competes with the business of NewCo.

4.	Intellectual and Industrial Property

The Consultant shall promptly disclose to NewCo any development containing, related to, or based upon any information obtained during the continuance of this contract, (the confidential information) including without limiting the generality of the foregoing, any inventions, discoveries, improvements, addition, applications or works with respect to any exploratory projects, which are made by or on behalf of the Consultant or of which the Consultant becomes aware during the performance of the Consultant's duties. All such developments from their conception shall be deemed to be the property of NewCo.

The Consultant hereby assigns NewCo any rights, which the Consultant may have now or in the future in any such developments in regard to the confidential information and in any patents, industrial designs, copyrights, trademarks, or other intellectual property related thereto.

The Consultant acknowledges that all right, title and interest in and to all confidential information and in and to any patents, industrial designs, copyrights, trademarks, or other intellectual property related thereto vests in NewCo. The Consultant acknowledges that he does not have any right, title or interest in it. The Consultant acknowledges the validity of any patents, industrial designs, copyrights and trademarks related to the confidential information, which may now or in the future be owned by NewCo.

Forthwith after the Consultant has completed use of the confidential information or forthwith upon demand of NewCo, the Consultant shall deliver to NewCo all documents and other materials (including without limiting the generality of the foregoing, any drawings, notes, data, electronic or otherwise, reports, photographs, negatives, audio video records, equipment, models, samples and the like) , which may be in possession of or under the control of the Consultant relating to or based upon any confidential information. The Consultant acknowledges that NewCo is the owner of any and all such documents and materials.

Notwithstanding the above, it is hereby agreed and understood between the parties to this agreement that the Consultant will be entitled free of any cost or encumbrance, to use the information and intellectual properties referred to in this section solely for use in any publications in all media with prior written consent of the Newco. .Newco will have a first right of refusal to participate in such publication.

5.

The Consultant's obligation shall continue before and after he has used the confidential information and or NewCo ceases using his services and shall continue until such time as the Consultant is expressly released therefrom by NewCo in writing. The obligation of the Consultant shall be binding on the assigns, executors, administrators or other legal representatives of the Consultant.

6.

The Consultant acknowledges that any breach by him of this agreement shall cause irreparable damage to NewCo and that any breach shall entitle NewCo to seek immediate injunctive relief from a court of competent jurisdiction.

IV.   FINANCIAL TERMS

     The Consultant's compensation package will comprise the following;

  All living expenses in Brazil and a cash draw of US$4,000 per month as detailed in the Projections for the year ending March 15, 2005 and other related documents forming part of the Memorandum of understanding dated February 17, 2004.
  An incentive bonus at the rate of 5% of the net operating surplus as discussed in the projections for the year ending March 15, 2005.

     The consultant shall also be entitled to 40% equity in the Newco subject to terms and conditions more fully described in the documents referred to in IV 7.a.

V.   TERMINATION OF CONSULTING CONTRACT

     Notwithstanding the above, NewCo may terminate the agreement immediately if the Consultant -

  Is in breach of any of the provisions of this agreement; Or
  Attempts to assign or cede any interest in this agreement contrary to the terms hereof, without the prior consent of NewCo.
  Is in breach of any representations or commitments detailed in the memorandum of Understanding dated February 17, 2004.

VI.   NOTICE

Any notice required or contemplated by this Agreement shall be in writing and shall be sufficiently given if delivered personally or sent by prepaid registered mail to the Consultant at the Consultant's last known place of abode:

Address:

117 The Close Salisbury, Wiltshire United Kingdom SP1 2EY

or to Newco to:

47 Avenue Road, Suite 200 Toronto, Ontario Canada M5R 2G3

VII.   SEVERABILITY

     The parties agree that in the event that any provision, clause, article, or attachment herein, or part thereof, which form part of this Agreement, are deemed void, invalid, or unenforceable by a court of competent jurisdiction, the remaining provisions, clauses, articles, attachments or parts thereof shall be and remain in full force and effect.

VIII.   LAW OF ONTARIO

This agreement shall be governed by and construed in accordance with the laws of the Province of ONTARIO.

IX.   NOT ASSIGNABLE

Neither this Agreement nor any rights or obligations hereof shall be assignable by the Consultant without the prior written consent of NewCo. Subject thereto, this Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals.

SIGNED, SEALED AND DELIVERED In the presence of
	)	Newco:
	)	Per:
)
	)	/s/ Kam Shah
)
	)	Name: Kam Shah, CFO Authorized Signing Officer
)
)
)
)
/s/ Katherine Topelko	)	/s/ Francis Guardia
)
Katherine Topelko	)	Name: Francis J.L. Guardia
WITNESS	)	Consultant